EXHIBIT (b)(2)

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF

LARGE-CAP GROWTH PORTFOLIO

October 31, 2014

Pursuant to ARTICLE IV, Section 4.2 of the AMENDED AND RESTATED BY-LAWS of Large-Cap Growth Portfolio (the “Trust”), upon the affirmative vote of a majority of the Trustees of the Trust, the AMENDED AND RESTATED BY-LAWS of the Trust are amended to reflect the name change of the Trust from Large-Cap Growth Portfolio to Growth Portfolio.

*******************